Exhibit 99.1

NEWS RELEASE

Investor Contact: Scott W. Dudley Jr. 314-342-0878 Scott.Dudley@TheLacledeGroup.com	Media Contact: Jessica B. Willingham 314-342-3300 Jessica.Willingham@TheLacledeGroup.com

FOR IMMEDIATE RELEASE

The Laclede Group Reports Second Quarter Results
Delivers significant earnings growth

ST. LOUIS (May 6, 2015) - The Laclede Group, Inc. (NYSE: LG) (“Company” or “Laclede”) today reported operating results for the three months ended March 31, 2015, the second quarter of its fiscal year 2015. Highlights include:

•	Net economic earnings (non-GAAP) increased to $97.6 million, up from $51.7 million in the prior year, due to the addition of Alabama Gas Corporation (Alagasco) and growth in our gas utility segment

•	Net economic earnings per fully diluted share (non-GAAP) of $2.25 compares to $1.58 per share last year

•	Net income for the quarter was $94.4 million (or $2.18 per share)

•	First half fiscal 2015 capital expenditures were nearly $130 million driven by pipeline replacement

“Laclede had a strong second quarter driven by our gas utility operations as we continued to execute on our growth plans, including integrating Missouri Gas Energy and Alagasco and investing in our distribution infrastructure,” said Suzanne Sitherwood, president and chief executive officer of The Laclede Group. “We are also celebrating a successful consolidation of our shared services teams into new, more collaborative work space in downtown St. Louis. Overall, we remain on track with our integration efforts and our plans to meet our growth targets. ”

SECOND QUARTER RESULTS
	Three Months Ended March 31,
	(Millions)		(Per Diluted Share)
	2015	2014	2015	2014
Earnings by Segment
Gas Utility	$96.5	$44.7	$2.22	$1.36
Gas Marketing	2.1	7.1	0.05	0.22
Other	(1.0)	(0.1)	(0.02)	—
Net Economic Earnings (non-GAAP)*	$97.6	$51.7	$2.25	$1.58
Acquisition-related costs	(1.5)	(1.8)	(0.03)	(0.06)
Fair value adjustments	(1.7)	2.3	(0.04)	0.07
Net Income (GAAP)	$94.4	$52.2	$2.18	$1.59

Average Shares Outstanding (Diluted)	43.2	32.6

* See “Net Economic Earnings and Reconciliation to GAAP.”

For the three months ended March 31, 2015, Laclede reported consolidated net income of $94.4 million, up from $52.2 million for the second quarter a year ago. Net economic earnings (NEE) increased to $97.6 million, from $51.7 million. NEE excludes from net income the effect of unrealized gains and losses on energy-related derivatives, as well as integration and transactions costs associated with acquisition, divestiture and restructuring activities as detailed below. The $45.9 million increase in NEE was driven by higher Gas Utility earnings reflecting the addition of Alagasco in the current year and growth in our Missouri utilities. Gas Marketing earnings were lower by $5.0 million, as the prior-year period benefited from favorable market conditions created by extreme cold weather. On a per share basis, NEE was $2.25 per fully diluted share for the second quarter of 2015, compared to $1.58 per share a year ago. Per share results for the second quarter of 2015 reflect the impact of 10.4 million common shares issued in mid-2014 to finance a portion of the Alagasco acquisition.

Gas Utility
The Gas Utility segment reported NEE of $96.5 million for the second quarter of fiscal 2015, up from $44.7 million for the same period a year ago. Net income was $96.2 million compared to $44.1 million in the prior year. The increase was primarily due to a $131.0 million,or 75 percent, improvement in operating margins (non-GAAP; see “Operating Margin and Reconciliation to GAAP”), with $126.1 million of the increase due to the addition of Alagasco's operating results in 2015. Operating margin for the legacy Missouri utilities also improved by $13.9 million reflecting higher seasonal earnings due to a change in Missouri Gas Energy’s (MGE) rate design, which now includes a small variable usage component, as well as higher Infrastructure System Replacement Surcharge (ISRS) revenues and modest customer growth. These benefits were partially offset by a $9.0 million decrease in margins tied primarily to the return to more normal levels of asset optimization (off-system sales and capacity release) activity compared to the prior year.

Other operating expenses increased by $34.9 million, reflecting $37.0 million associated with Alagasco, offset in part by lower operating expenses across the rest of the company reflecting the net benefit from integration efforts and timing of certain expenses. Depreciation and amortization expenses increased by $12.1 million from last year, principally due to the addition of Alagasco.

Gas Marketing
The Gas Marketing segment includes the results of Laclede Energy Resources, which provides non-regulated natural gas marketing services to the Midwest region. Second quarter fiscal 2015 NEE were $2.1 million, down from $7.1 million in the prior year period, while net income decreased to $0.3 million from $9.4 million. In last year's second quarter, Gas Marketing was able to capitalize on significantly greater industry-wide price volatility and basis differential (pricing differences between supply regions) caused by extreme cold temperatures. The resulting prior year benefit of approximately $5 million, or $0.17 per share, did not recur as weather and market conditions in the Midwest were closer to normal this year.

Other
The net economic loss for the second quarter increased by $0.9 million mainly due to $5.9 million in higher interest expense, largely offset by a tax benefit and lower operating expenses of the Company’s other non-utility activities, including Spire natural gas fueling solutions and unallocated corporate expenses.

SIX MONTH RESULTS
	Six Months Ended March 31,
	(Millions)		(Per Diluted Share)
	2015	2014	2015	2014
Earnings by Segment
Gas Utility	$146.3	$80.5	$3.38	$2.45
Gas Marketing	2.5	7.9	0.06	0.24
Other	(5.5)	(0.4)	(0.13)	(0.01)
Net Economic Earnings (non-GAAP)*	$143.3	$88.0	$3.31	$2.68
Acquisition-related costs	(1.9)	(2.2)	(0.05)	(0.07)
Fair value adjustments	0.1	2.0	—	0.07
Net Income (GAAP)	$141.5	$87.8	$3.26	$2.68

Average Shares Outstanding (Diluted)	43.2	32.7

* See “Net Economic Earnings and Reconciliation to GAAP.”

For the first half of fiscal 2015, Laclede reported consolidated NEE of $143.3 million compared to $88.0 million in the prior year. Net income was $141.5 million, up from $87.8 million in 2014. The increase in earnings was driven by significantly higher Gas Utility earnings due to the addition of Alagasco and growth in the Missouri utilities. On a per-share basis, NEE was $3.31 per fully diluted share for the six months ended March 31, 2015, compared to $2.68 per share in the prior-year period. Per share results in 2015 reflect the impact of the common shares issued in 2014 in conjunction with the Alagasco acquisition.

Gas Utility
For the first half of fiscal 2015, the Gas Utility segment reported NEE of $146.3 million, up 82 percent from $80.5 million for the same period in 2014. Net income was $145.8 million, up from $79.5 million a year ago. The increase was primarily due to a $202.5 million improvement in operating margin, of which $193.9 million is attributable to the addition of Alagasco. The remaining increase in margins in the Missouri utilities was the result of higher seasonal earnings due a change in MGE’s rate design, ISRS revenues and modest customer growth, which more than offset a decline in asset optimization (off-system sales/capacity release) margins in the prior year due to the extreme weather in that period. Other operating expenses increased by $71.8 million, with the $72.6 million increase related to the addition of Alagasco offset, in part, by lower expenses in the remaining utilities. Depreciation and amortization expenses increased by $24.1 million, with $23.5 million attributable to Alagasco and the remainder reflecting higher capital investments.
Gas Marketing
For the six months ended March 31, 2015, Gas Marketing NEE was $2.5 million, down from $7.9 million a year ago. Net income decreased to $2.5 million, from $9.9 million a year ago. The earnings decrease reflects the higher weather-related operating margins in the second quarter a year ago as well as the expiration of a favorable supply contract in the first quarter of fiscal 2014.

Other
Net economic loss in the first half of fiscal 2015 was higher by $5.1 million compared to the prior year primarily due to higher interest costs from the Alagasco acquisition, partially offset by an income tax benefit and slightly higher revenues and lower operating expenses.

ACQUISITION-RELATED COSTS
The after-tax impact of acquisition-related costs, primarily for integrating MGE and Alagasco, are excluded from GAAP results for NEE purposes. See “Net Economic Earnings and Reconciliation to GAAP.”

Since closing the MGE acquisition in late fiscal 2013, the Company has incurred integration costs. For regulatory purposes, Laclede Gas defers for future rate recovery 50 percent of these costs. Laclede closed on the acquisition of Alagasco effective August 31, 2014, and has begun the integration process and incurred related costs. In total, acquisition-related costs reflected in the income statement for the first half of fiscal 2015 were $3.0 million, or $1.9 million after tax. The prior-year period contained costs of $3.5 million, or $2.2 million after tax, which were associated with MGE only.

REGULATORY MATTERS
On April 17, 2015, Laclede Gas and MGE resubmitted requests originally filed on January 30, 2015 with the Missouri Public Service Commission (MoPSC) to increase their ISRS charges. In the updated filings, Laclede Gas seeks a $5.5 million increase and MGE has requested $2.9 million. The current levels of annual ISRS recovery are $9.8 million for Laclede Gas and $2.0 million for MGE. ISRS is a regulatory mechanism that allows for more timely recovery of investments made by gas utilities to meet state and federal safety requirements, enhance the integrity of their distribution system, or for unreimbursed relocations to facilitate public construction and development projects. The upgrades to our distribution pipeline infrastructure serve to improve safety and reliability and reduce maintenance costs.

BALANCE SHEETS AND CASH FLOWS
Laclede maintains a strong capital structure with ample liquidity and access to short term borrowing to meet its anticipated ongoing capital needs. Short-term borrowings outstanding at March 31, 2015 were $247.6 million compared to $287.1 million at September 30, 2014 (fiscal year end) reflecting normal seasonal borrowing patterns, partially offset by the call of $35 million in Alagasco debt. Net cash provided by operating activities was $279.9 million for the first six months of fiscal 2015, compared to $142.8 million in the prior year period. The main driver of the increase in operating cash was the inclusion of Alagasco, which provided $89.2 million. The remaining increase reflects normal seasonal changes in accounts receivable and natural gas inventory balances as well as the timing of gas cost collections under the Purchased Gas Adjustment (PGA) clause in Missouri.

Capital expenditures in the first half of fiscal 2015 increased to $129.5 million, from $68.2 million a year ago. Alagasco capital expenditures represent $34.2 million for the period, with the remaining increase of $27.1 million reflecting increased investment in pipeline replacement at MGE and Laclede Gas.

For additional details on Laclede's results for the first quarter of fiscal 2015, please see the accompanying unaudited Condensed Consolidated Statements of Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Consolidated Statements of Cash Flows.

OUTLOOK

The Company reaffirms its long-term NEE per share growth target of 4 percent to 6 percent annually, with growth in fiscal 2015 and 2016 anticipated to be above that target range after excluding from 2014 a weather benefit of $0.17 per share. Capital expenditures for 2015 are still anticipated to be approximately $300 million on a consolidated basis, reflecting the addition of Alagasco and the continuing ramp up of pipeline replacement in Missouri. Given the supportive regulatory environment in both Missouri and Alabama, the Company still anticipates maintaining this level of investments over the five-year through fiscal 2019, or investments of roughly $1.5 billion.

CONFERENCE CALL AND WEBCAST
As previously announced, The Laclede Group will host a conference call and webcast today to discuss its first quarter financial results. To access the call, please dial the number below approximately 5-10 minutes prior to the start time.

Date and Time:	Wednesday, May 6
8 a.m. CDT (9 a.m. EDT)

Phone Numbers:	U.S. and Canada:	1-855-590-6721
	International:	1-619-377-4221

The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at www.TheLacledeGroup.com under the Investor Services tab.

A replay of the call will be available beginning at 10 a.m. CDT (11 a.m. EDT) on May 6 continuing through June 6 by dialing 1-855-859-2056 (U.S. and Canada), or 1-404-537-3406 (International). The Conference ID is 22139826. The webcast will be available for replay beginning May 6, at www.TheLacledeGroup.com.

ABOUT THE LACLEDE GROUP

The Laclede Group, Inc. (NYSE: LG), headquartered in St. Louis, Missouri, is a public utility holding company whose primary business is the safe and reliable delivery of natural gas service to more than 1.56 million residential, commercial and industrial customers across Missouri and Alabama. Its Gas Utility segment consists of three natural gas utilities: Laclede Gas Company (serving St. Louis and eastern Missouri), Missouri Gas Energy (serving Kansas City and western Missouri) and Alabama Gas Corporation (serving 186 cities and Alabama communities including Birmingham and Montgomery). Laclede’s non-utility businesses include Laclede Energy Resources, Inc., providing non-regulated natural gas services, and Spire which provides compressed natural gas (CNG) fueling solutions for transportation fleets. Laclede is committed to transforming its business and pursuing growth by 1) growing its Gas Utility business through pipeline infrastructure investment and organic growth initiatives; 2) acquiring other gas utilities; 3) optimizing its investments in gas supply assets, and 4) investing in innovation including CNG fueling and other technologies. For more information about Laclede and its subsidiaries, visit www.TheLacledeGroup.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION AND NON-GAAP MEASURES
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with the acquisition and integration of MGE and Alagasco. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-K for the fiscal year ended September 30, 2014, filed with the Securities and Exchange Commission and the Company’s Form 10-Q for the quarter ended March 31, 2015, to be filed with the Securities and Exchange Commission later today.
This news release includes the non-GAAP financial measures of "net economic earnings," and "net economic earnings per share,” and “operating margins." Management also uses these non-GAAP measures internally when evaluating the Company's performance and results of operations. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. In calculating net economic earnings, management also excludes from net income the after-tax impacts related to acquisition, divestiture, and restructuring activities, including one-time costs related to the integration of MGE and Alagasco. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Operating margin adjusts operating income to include only those costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and propane and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income or net income.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME — UNAUDITED
THE LACLEDE GROUP, INC.
(Millions, Except Per Share Amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014

Operating Revenues:
Gas Utility	$847.0	$634.4	$1,428.4	$1,069.6
Gas Marketing and Other	30.4	60.1	68.6	93.5
Total Operating Revenues	877.4	694.5	1,497.0	1,163.1
Operating Expenses:
Gas Utility
Natural and propane gas	482.8	405.3	787.1	647.1
Other operation and maintenance expenses	103.8	72.0	200.9	134.3
Depreciation and amortization	32.2	20.1	64.2	40.1
Taxes, other than income taxes	55.7	41.8	93.7	70.4
Total Gas Utility Operating Expenses	674.5	539.2	1,145.9	891.9
Gas Marketing and Other	45.2	68.1	106.1	121.1
Total Operating Expenses	719.7	607.3	1,252.0	1,013.0
Operating Income	157.7	87.2	245.0	150.1
Other Income - Net	0.7	(0.3)	2.1	1.4
Interest Charges:
Interest on long-term debt	16.5	8.6	33.7	18.3
Other interest charges	2.6	0.7	4.6	1.5
Total Interest Charges	19.1	9.3	38.3	19.8
Income Before Income Taxes	139.3	77.6	208.8	131.7
Income Tax Expense	44.9	25.4	67.3	43.9
Net Income	$94.4	$52.2	$141.5	$87.8

Weighted Average Number of Common Shares Outstanding:
Basic	43.1	32.6	43.1	32.6
Diluted	43.2	32.6	43.2	32.7

Basic Earnings Per Share of Common Stock	$2.18	$1.59	$3.27	$2.68
Diluted Earnings Per Share of Common Stock	$2.18	$1.59	$3.26	$2.68
Dividends Declared Per Share of Common Stock	$0.46	$0.44	$0.92	$0.88

CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
THE LACLEDE GROUP, INC.
($ Millions)

	March 31,	September 30,
	2015	2014
ASSETS
Utility Plant	$4,037.8	$3,928.3
Less: Accumulated depreciation and amortization	1,213.1	1,168.6
Net Utility Plant	2,824.7	2,759.7

Other Property and Investments	1,017.3	1,007.0

Current Assets:
Cash and cash equivalents	46.9	16.1
Accounts receivable (net of allowance for doubtful accounts)	417.0	229.6
Inventories	117.0	270.2
Other	56.3	112.1
Total Current Assets	637.2	628.0

Regulatory assets and other deferred charges	701.5	679.3
Total Assets	$5,180.7	$5,074.0

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock and paid-in capital	$1,076.6	$1,072.6
Retained earnings	539.2	437.5
Accumulated other comprehensive loss	(4.2)	(1.7)
Total Common Stock Equity	1,611.6	1,508.4
Long-term debt	1,736.3	1,851.0
Total Capitalization	3,347.9	3,359.4

Current Liabilities:
Current maturities of long-term debt	80.0	—
Notes payable	247.6	287.1
Accounts payable	160.1	176.7
Advance customer billings	8.4	32.2
Accrued liabilities and other	357.6	289.8
Total Current Liabilities	853.7	785.8

Deferred Credits and Other Liabilities:
Deferred income taxes	438.7	383.8
Pension and postretirement benefit costs	243.9	244.9
Regulatory liabilities	114.3	125.8
Asset retirement obligations and other	182.2	174.3
Total Deferred Credits and Other Liabilities	979.1	928.8
Total Capitalization and Liabilities	$5,180.7	$5,074.0

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
THE LACLEDE GROUP, INC.
($ Millions)

	Six Months Ended March 31,
	2015	2014
Operating Activities:
Net Income	$141.5	$87.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	64.7	40.5
Changes in assets and liabilities	40.2	9.0
Other	33.5	5.5
Net cash provided by operating activities	279.9	142.8

Investing Activities:
Capital expenditures	(129.5)	(68.2)
Proceeds from sale of right to acquire New England Gas Company	—	11.0
(Payments for) proceeds from final reconciliation of acquisitions	(8.6)	23.9
Other	(0.4)	(5.1)
Net cash used in investing activities	(138.5)	(38.4)

Financing Activities:
Repayment of short-term debt – net	(39.6)	(38.0)
Redemption and maturity of long-term debt	(34.7)	(80.0)
Issuance of common stock	2.8	1.4
Dividends paid	(39.2)	(28.5)
Other	0.1	(1.4)
Net cash used in financing activities	(110.6)	(146.5)

Net Increase (Decrease) in Cash and Cash Equivalents	30.8	(42.1)
Cash and Cash Equivalents at Beginning of Period	16.1	53.0
Cash and Cash Equivalents at End of Period	$46.9	$10.9

NET ECONOMIC EARNINGS AND RECONCILIATION TO GAAP
THE LACLEDE GROUP, INC.
($ Millions, except per share amounts)

	Gas Utility	Gas Marketing	Other	Total	Per Share Amounts (2)
Three Months Ended March 31, 2015
Net Income (Loss) (GAAP)	$96.2	$0.3	$(2.1)	$94.4	$2.18
Unrealized (gain) loss on energy-related derivatives (1)	(0.1)	2.7	—	2.6	0.06
Lower of cost or market inventory adjustments (1)	—	(1.0)	—	(1.0)	(0.02)
Realized loss on economic hedges prior to the sale of the physical commodity (1)	—	0.1	—	0.1	—
Acquisition, divestiture and restructuring activities (1)	0.4	—	1.1	1.5	0.03
Net Economic Earnings (Loss) (Non-GAAP)	$96.5	$2.1	$(1.0)	$97.6	$2.25
Diluted EPS (GAAP)	$2.22	$0.01	$(0.05)	$2.18
Net Economic EPS (Non-GAAP) (2)	$2.22	$0.05	$(0.02)	$2.25

Three Months Ended March 31, 2014
Net Income (Loss) (GAAP)	$44.1	$9.4	$(1.3)	$52.2	$1.59
Unrealized gain on energy-related derivatives (1)	—	(1.7)	—	(1.7)	(0.04)
Lower of cost or market inventory adjustments (1)	—	(0.5)	—	(0.5)	(0.02)
Realized gain on economic hedges prior to the sale of the physical commodity (1)	—	(0.1)	—	(0.1)	(0.01)
Acquisition, divestiture and restructuring activities (1)	0.6	—	1.2	1.8	0.06
Net Economic Earnings (Loss) (Non-GAAP)	$44.7	$7.1	$(0.1)	$51.7	$1.58
Diluted EPS (GAAP)	$1.35	$0.29	$(0.05)	$1.59
Net Economic EPS (Non-GAAP) (2)	$1.36	$0.22	$—	$1.58

Six Months Ended March 31, 2015
Net Income (Loss) (GAAP)	$145.8	$2.5	$(6.8)	$141.5	$3.26
Unrealized gain on energy-related derivatives (1)	(0.1)	(0.3)	—	(0.4)	(0.01)
Lower of cost or market inventory adjustments (1)	—	0.2	—	0.2	0.01
Realized loss on economic hedges prior to the sale of the physical commodity (1)	—	0.1	—	0.1	—
Acquisition, divestiture and restructuring activities (1)	0.6	—	1.3	1.9	0.05
Net Economic Earnings (Loss) (Non-GAAP)	$146.3	$2.5	$(5.5)	$143.3	$3.31
Diluted EPS (GAAP)	$3.36	$0.06	$(0.16)	$3.26
Net Economic EPS (Non-GAAP) (2)	$3.38	$0.06	$(0.13)	$3.31

Six Months Ended March 31, 2014
Net Income (Loss) (GAAP)	$79.5	$9.9	$(1.6)	$87.8	$2.68
Unrealized gain on energy-related derivatives (1)	—	(1.3)	—	(1.3)	(0.05)
Lower of cost or market inventory adjustments (1)	—	(0.6)	—	(0.6)	(0.02)
Realized gain on economic hedges prior to the sale of the physical commodity (1)	—	(0.1)	—	(0.1)	—
Acquisition, divestiture and restructuring activities (1)	1.0	—	1.2	2.2	0.07
Net Economic Earnings (Loss) (Non-GAAP)	$80.5	$7.9	$(0.4)	$88.0	$2.68
Diluted EPS (GAAP)	$2.43	$0.30	$(0.05)	$2.68
Net Economic EPS (Non-GAAP) (2)	$2.45	$0.24	$(0.01)	$2.68
(1) Amounts presented net of income taxes, which were calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.
(2) Consolidated net economic earnings per share (EPS) are calculated by replacing consolidated net income (loss) with consolidated net economic earnings (loss) in the GAAP diluted EPS calculation.
Note: EPS amounts by segment represent contributions to The Laclede Group’s consolidated EPS.

OPERATING MARGIN AND RECONCILIATION TO GAAP

THE LACLEDE GROUP, INC.
($ Millions)

	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended March 31, 2015
Operating Revenues	$849.0	$44.1	$0.9	$(16.6)	$877.4
Natural and propane gas expense	499.1	42.0	0.1	(16.3)	524.9
Gross receipts tax expense	44.1	—	—	—	44.1
Operating margin (non-GAAP)	305.8	2.1	0.8	(0.3)	308.4
Depreciation and amortization	32.2	0.1	0.2	—	32.5
Other operating expenses	115.6	1.4	1.5	(0.3)	118.2
Operating income (loss) (GAAP)	$158.0	$0.6	$(0.9)	$—	$157.7

Three Months Ended March 31, 2014
Operating revenues	$638.6	$80.5	$0.8	$(25.4)	$694.5
Natural and propane gas expense	430.5	63.6	—	(25.2)	468.9
Gross receipts tax expense	33.3	0.1	—	—	33.4
Operating margin (non-GAAP)	174.8	16.8	0.8	(0.2)	192.2
Depreciation and amortization	20.1	0.1	0.1	—	20.3
Other operating expenses	80.7	1.2	3.0	(0.2)	84.7
Operating income (loss) (GAAP)	$74.0	$15.5	$(2.3)	$—	$87.2

Six Months Ended March 31, 2015
Operating revenues	$1,431.4	$106.3	$1.8	$(42.5)	$1,497.0
Natural and propane gas expense	828.9	99.1	0.2	(42.0)	886.2
Gross receipts tax expense	71.0	0.1	—	—	71.1
Operating margin (non-GAAP)	531.5	7.1	1.6	(0.5)	539.7
Depreciation and amortization	64.2	0.2	0.3	—	64.7
Other operating expenses	224.1	2.7	3.7	(0.5)	230.0
Operating income (loss) (GAAP)	$243.2	$4.2	$(2.4)	$—	$245.0

Six Months Ended March 31, 2014
Operating revenues	$1,073.9	$133.2	$1.4	$(45.4)	$1,163.1
Natural and propane gas expense	692.1	114.1	—	(45.0)	761.2
Gross receipts tax expense	52.8	0.1	—	—	52.9
Operating margin (non-GAAP)	329.0	19.0	1.4	(0.4)	349.0
Depreciation and amortization	40.1	0.2	0.2	—	40.5
Other operating expenses	152.3	2.4	4.1	(0.4)	158.4
Operating income (loss) (GAAP)	$136.6	$16.4	$(2.9)	$—	$150.1